Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 2 TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 2 (this “Amendment”) is made as of April 13, 2021, by and among Carter Intermediate Inc., a Delaware corporation (“Parent”), Carter Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Aegion Corporation, a Delaware corporation (the “Company”, and together with Parent and Merger Sub, the “Parties”).

RECITALS

WHEREAS, the Parties have entered into an Agreement and Plan of Merger, dated as of February 16, 2021, as amended by that certain Amendment No. 1 to the Agreement and Plan of Merger, dated as of March 13, 2021 (the “Original Agreement” and, as amended by this Amendment, the “Agreement”);

WHEREAS, capitalized terms used in this Amendment but not defined herein shall have the meanings ascribed to such terms in the Agreement;

WHEREAS, the Parties desire to amend the Original Agreement as set forth in this Amendment to memorialize their mutual agreement with respect to the matters set forth herein;

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that the Agreement and the Transactions are fair to and in the best interests of the Company and the Company’s stockholders, (ii) approved and declared advisable the Agreement and the Transactions, (iii) authorized and approved the execution and delivery by the Company of this Amendment and performance by the Company of the Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth therein, (iv) resolved, subject to the terms of the Agreement, to recommend the adoption of the Agreement by the stockholders of the Company and (v) directed that the Agreement be submitted to a vote of the stockholders of the Company; and

WHEREAS, concurrently with the execution and delivery of this Amendment, the parties to the Equity Commitment Letter and the parties to the Parent Guarantee are entering into amendments to such agreements.

NOW, THEREFORE, in consideration of the foregoing, and of the agreements contained herein, the Parties hereby agree as follows:

1.	Amendments.

(a)       Section 3.01(a) of the Original Agreement is hereby amended and restated in its entirety as set forth immediately below:

“Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (each, a “Share” and collectively, the “Shares”), other than any Excluded Shares and any Dissenting Shares, shall be cancelled and shall cease to exist and shall be converted automatically solely into the right to receive $30.00 in cash, without interest and subject to applicable withholding in accordance with Section 3.07 (the “Merger Consideration”). The Merger Consideration is payable in accordance with Section 3.02(b).”

(b)       Section 9.01(c)(i) of the Original Agreement is hereby amended and restated in its entirety as set forth immediately below:

“the Effective Time shall not have occurred on or before June 15, 2021 (as such date may be extended (i) pursuant to the terms of this Agreement, (ii) by the Company to a date on or before August 16, 2021 by written notice to Parent delivered on or before June 15, 2021 or (iii) by the mutual written consent of the Company or Parent, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(c)(i) shall not be available to Parent if its breach of any representations or warranties or any agreements or covenants under this Agreement primarily caused or primarily resulted in the failure of the Effective Time to occur on or before such date;”

(c)       Section 9.03(a)(i) of the Original Agreement is hereby amended and restated in its entirety as set forth immediately below:

“(A) (x) by the Company or Parent pursuant to Section 9.01(b)(ii), (y) by Parent pursuant to Section 9.01(c)(i) (and only in circumstances where the Company Stockholders’ Meeting has not been held) or Section 9.01(c)(iii) or (z) by the Company pursuant to Section 9.01(d)(i) (and only in circumstances where the Company Stockholders’ Meeting has not been held), (B) after the date of this Agreement an Acquisition Proposal shall have been (x) publicly made (in the case of clauses (A)(x), (A)(y) or (A)(z)), or (y) made known to the Company Board (in the case of clauses (A)(y) or (A)(z) only), and not withdrawn prior to (i) the Company Stockholders’ Meeting (if the Company Stockholders’ Meeting was held) or (ii) such termination (if the Company Stockholders’ Meeting was not held) and (C) within twelve (12) months following the Termination Date the Company consummates a transaction contemplated by any such Acquisition Proposal or that would have otherwise constituted an Acquisition Proposal if announced or made known to the Company Board prior to the Termination Date, then, the Company shall pay to Parent (or its designee) the amount of $50,000,000 (the “Company Termination Fee”) in accordance with Section 9.03(b);”

(d)       Section 9.03(a)(iii) of the Original Agreement is hereby amended and restated in its entirety as set forth immediately below:

“by the Company pursuant to Section 9.01(d)(iv), then Parent shall pay or cause to be paid to the Company the amount of $90,000,000 (the “Parent Termination Fee”) in accordance with Section 9.03(b).”

2.       Except as expressly set forth herein, the Original Agreement shall remain unmodified and in full force and effect. On and after the date hereof, each reference in the Original Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein” or words of like import will mean and be a reference to the Original Agreement as amended by this Amendment.

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3.       The provisions of Article X (General provisions) of the Original Agreement are hereby incorporated by reference into this Amendment, mutatis mutandis.

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IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment as of the date first written above.

AEGION CORPORATION

By	/s/ Charles R. Gordon
	Name:	Charles R. Gordon
	Title:	President and Chief Executive Officer

[Signature Page to Amendment No. 2 to Agreement and Plan of Merger]

CARTER INTERMEDIATE, INC.

By	/s/ A. Joe Delgado
	Name:	A. Joe Delgado
	Title:	President

CARTER ACQUISITION, INC.

By	/s/ A. Joe Delgado
	Name:	A. Joe Delgado
	Title:	President

[Signature Page to Amendment No. 2 to Agreement and Plan of Merger]